Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form F-3 No. 333-271312) of Genfit S.A., and
(2) Registration Statement (Form S-8 No. 333-271311) pertaining to the 2019 BSA Plan, 2021, 2022 and 2023 Free Share (AGA) Plans, and 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023 Share Option Plans of Genfit S.A.;
of our reports dated April 29, 2025, with respect to the consolidated financial statements of Genfit S.A. and the effectiveness of internal control over financial reporting of Genfit S.A. included in this Annual Report (Form 20-F) of Genfit S.A. for the year ended December 31, 2024.

/s/ Ernst & Young et Autres

Paris La Défense, France
April 29, 2025